Exhibit 10.3

TERM LOAN AGREEMENT

DATED AS OF AUGUST 2, 2012

BY AND AMONG

ENOGEX LLC,

THE LENDERS

AND

JPMORGAN CHASE BANK, N.A.

AS ADMINISTRATIVE AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS DOCUMENTATION AGENT

AND

UNION BANK, N.A. AND U.S. BANK NATIONAL ASSOCIATION

AS CO-SYNDICATION AGENTS

J.P. MORGAN SECURITIES LLC

AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Certain Defined Terms.	1
1.2	Other Definitions and Provisions.	18
1.3	Rounding.	18
1.4	References to Agreement and Laws.	18
1.5	Times of Day	18
ARTICLE II THE CREDITS		18
2.1	Commitment.	18
2.2	Required Payments; Termination.	18
2.3	Ratable Loans.	19
2.4	Types of Advances.	19
2.5	[Intentionally Omitted].	19
2.6	Minimum Amount of Each Advance.	19
2.7	Optional Principal Payments.	19
2.8	Method of Selecting Types and Interest Periods for New Advances.	19
2.9	Conversion and Continuation of Outstanding Advances.	20
2.10	Changes in Interest Rate, etc.	20
2.11	Rates Applicable After Default.	20
2.12	Method of Payment.	21
2.13	Noteless Agreement; Evidence of Indebtedness.	21
2.14	Telephonic Notices.	21
2.15	Interest Payment Dates; Interest and Fee Basis.	22
2.16	Notification of Advances, Interest Rates and Prepayments.	22
2.17	Lending Installations.	22
2.18	Non-Receipt of Funds by the Agent.	22
2.19	Replacement of Lender.	22
2.20	[Intentionally Omitted].	23
2.21	[Intentionally Omitted].	23
2.22	[Intentionally Omitted].	23
2.23	[Intentionally Omitted].	23
2.24	Defaulting Lenders.	24
2.25	Obligations of Lenders.	25
ARTICLE III YIELD PROTECTION; TAXES		25
3.1	Yield Protection.	25
3.2	Changed Circumstances Affecting LIBOR Rate Availability.	26
3.3	Laws Affecting LIBOR Rate Availability.	27
3.4	Funding Indemnification.	27
3.5	Taxes.	28
3.6	Lender Statements; Survival of Indemnity.	31
3.7	Alternative Lending Installation.	31
ARTICLE IV CONDITIONS PRECEDENT		31
4.1	Credit Extension.	31
ARTICLE V REPRESENTATIONS AND WARRANTIES		33
5.1	Existence and Standing.	33

i

5.2	Authorization and Validity.	33
5.3	No Conflict; Government Consent.	33
5.4	Financial Statements.	34
5.5	Material Adverse Change.	34
5.6	OFAC.	34
5.7	Litigation.	34
5.8	Subsidiaries.	34
5.9	Margin Stock.	34
5.10	[Intentionally Omitted].	34
5.11	Investment Company Act.	34
ARTICLE VI COVENANTS		34
6.1	Financial Reporting.	35
6.2	Use of Proceeds.	36
6.3	Notice of Default.	36
6.4	Maintenance of Existence.	36
6.5	Taxes.	37
6.6	Insurance.	37
6.7	Compliance with Laws.	37
6.8	Maintenance of Properties.	37
6.9	Inspection; Keeping of Books and Records.	37
6.10	Fundamental Changes.	37
6.11	Indebtedness.	38
6.12	Liens.	39
6.13	Affiliates.	42
6.14	Consolidated Leverage Ratio.	42
6.15	Excluded Subsidiaries.	42
6.16	Restricted Payments.	43
6.17	Nature of Business.	43
ARTICLE VII DEFAULTS		43
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		45
8.1	Acceleration/Remedies.	45
8.2	Amendments.	46
8.3	Preservation of Rights.	46
ARTICLE IX GENERAL PROVISIONS		47
9.1	Survival of Representations.	47
9.2	Governmental Regulation.	47
9.3	Headings.	47
9.4	Entire Agreement.	47
9.5	Several Obligations; Benefits of this Agreement.	47
9.6	Expenses; Indemnification.	47
9.7	Numbers of Documents.	48
9.8	Accounting.	48
9.9	Severability of Provisions.	48
9.10	Nonliability; Waiver of Consequential Damages.	48
9.11	Confidentiality.	49
9.12	Lenders Not Utilizing Plan Assets.	50
9.13	Nonreliance.	50

9.14	Disclosure.	50
9.15	USA Patriot Act.	50
9.16	Excluded Subsidiaries.	50
ARTICLE X THE AGENT		50
10.1	Appointment and Authority.	50
10.2	Rights as a Lender.	51
10.3	Exculpatory Provisions.	51
10.4	Reliance by the Agent.	51
10.5	Delegation of Duties.	52
10.6	Resignation of Agent.	52
10.7	Non-Reliance on Agent and Other Lenders.	52
10.8	No Other Duties, etc.	53
10.9	[Intentionally Omitted].	53
10.10	Agent’s Reimbursement and Indemnification.	53
10.11	Agent May File Proofs of Claim.	53
ARTICLE XI SETOFF; RATABLE PAYMENTS		54
11.1	Setoff.	54
11.2	Ratable Payments.	54
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		55
12.1	Successors and Assigns.	55
12.2	Participations.	55
12.3	Assignments.	56
12.4	Dissemination of Information.	58
12.5	Tax Certifications.	58
ARTICLE XIII NOTICES		59
13.1	Notices.	59
13.2	Change of Address.	59
ARTICLE XIV COUNTERPARTS		59
ARTICLE XV CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL		59
15.1	CHOICE OF LAW.	59
15.2	CONSENT TO JURISDICTION.	59
15.3	WAIVER OF JURY TRIAL.	60

SCHEDULES

Commitment Schedule

Pricing Schedule

Schedule 1	—	Subsidiaries

Schedule 2	—	Indebtedness

Schedule 3	—	Material Adverse Change

Schedule 4	—	Litigation

Schedule 5	—	Liens

Schedule 6	—	Affiliate Transactions

EXHIBITS

Exhibit A	—	Form of Compliance Certificate

Exhibit B	—	Form of Assignment and Assumption Agreement

Exhibit C	—	Form of Promissory Note

Exhibit D	—	[Intentionally Omitted]

Exhibit E-1	—	Form of U.S. Tax Compliance Certificate (Lender; Not Partnership)

Exhibit E-2	—	Form of U.S. Tax Compliance Certificate (Participant; Not Partnership)

Exhibit E-3	—	Form of U.S. Tax Compliance Certificate (Participant; Partnership)

Exhibit E-4	—	Form of U.S. Tax Compliance Certificate (Lender; Partnership)

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT, dated as of August 2, 2012, is by and among ENOGEX LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Agent for the Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent, and UNION BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested, and, subject to the terms and conditions hereof, the Agent and the Lenders have agreed, to extend certain term loans to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement:

“2008 Credit Agreement” means that certain Credit Agreement dated as of April 1, 2008 by and among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as agent.

“2011 Credit Agreement” means that certain Credit Agreement dated as of December 13, 2011 by and among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as agent.

“Accounting Changes” is defined in the term “GAAP”.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Advance” means a borrowing hereunder, (i) made in an aggregate amount equal to the Aggregate Commitment on the Closing Date by all of the Lenders, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided that no Person shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely as a result of such Person being an Affiliate of ArcLight Capital Partners, LLC or any of its Affiliates.

“Agent” means JPMCB in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders. The Aggregate Commitment is Two Hundred Fifty Million and 00/100 Dollars ($250,000,000); it being acknowledged and agreed that the Aggregate Commitment shall be deemed satisfied and terminated immediately after the funding of the Advance in the amount thereof as set forth in Section 2.1 and clause (i) of the definition of “Advance.”

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Term Loan Agreement.

“Agreement Accounting Principles” means GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, as may be modified in connection with any Accounting Changes.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC, and its successors, in its capacity as Sole Lead Arranger and Sole Bookrunner.

“Assignment and Assumption Agreement” means an assignment agreement in the form of Exhibit B.

“Authorized Officer” means any of the president, chief financial officer, treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing with the consent of the Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Loan, or for purposes of determining the interest rate for any Floating Rate Loan as to which the interest rate is determined by reference to the Eurodollar Base Rate, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person similar rights with respect to the issuing Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means OGE and its Affiliates shall cease to own, directly or indirectly, at least 50% of the outstanding Voting Stock of the Borrower in the aggregate. It is hereby acknowledged and agreed that the consummation of an IPO shall not be deemed to result in a “Change in Control” hereunder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or any applicable foreign regulatory authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and shall be referred to herein as a “Specified Change”.

“Closing Date” means August 2, 2012.

“Co-Syndication Agent” means each of Union Bank, N.A. and U.S. Bank National Association, in its capacity as a Co-Syndication Agent hereunder.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Commitment” means, for each Lender, such Lender’s obligation to make Loans to the Borrower on the Closing Date in aggregate amount not exceeding the amount set forth on the Commitment Schedule opposite such Lender’s name, as modified from time to time pursuant to the terms hereof; it being acknowledged that each such Commitment shall be deemed fully satisfied and terminated by the funding of the Advance in the amount thereof on the Closing Date as set forth in Section 2.1 and in clause (i) of the definition of “Advance.”

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Consolidated EBITDA” means, as of any date of determination for the four consecutive fiscal quarter period ending on such date, without duplication, with respect to the Borrower and its consolidated Subsidiaries (a) Consolidated Net Income for such period plus (b) without duplication, the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) tax expense (including any federal, state, local and foreign income and similar taxes) of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Borrower and its Subsidiaries for such period, (iv) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Indebtedness hereunder) of the Borrower and its Subsidiaries for such period, (v) amortization of intangibles and organization costs of the Borrower and its Subsidiaries for such period, (vi) any non-recurring non-cash expenses or losses of the Borrower and its Subsidiaries, including, in any event, non-cash asset write-downs and unrealized losses in connection with Swap Agreements, for such period, (vii) Transaction Costs incurred by the Borrower and its Subsidiaries during such period in an aggregate amount (during all such periods) not to exceed $50,000,000 and (viii) any non-recurring cash losses during such period minus (c) the sum of the following (i) any non-recurring cash or non-recurring non-cash gains during such period and (ii) any unrealized gains in connection with Swap Agreements for such period. Additionally, for purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary acquired (or sold) any Person (or any interest in any Person) or all or substantially all of the assets of any Person or a division, line of business or other business unit of another Person, the Consolidated EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower or such Subsidiary, as the case may be, in such Person times the Consolidated EBITDA of such Person for such period determined on a pro forma basis shall be included (or excluded, as applicable) as Consolidated EBITDA for such period as if such acquisition (or sale) occurred on the first day of such period. Further, in connection with any Qualified Project, Consolidated EBITDA, as used in determining the Consolidated Leverage Ratio, may be modified so as to include Qualified Material Project EBITDA Adjustments as provided in Section 6.14.2. Notwithstanding the foregoing, it is agreed that Consolidated EBITDA shall not include Excluded EBITDA.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of the following (without duplication): (a) all Indebtedness, including Capitalized Lease Obligations and Off Balance Sheet Indebtedness, which is classified as “long-term indebtedness” on the consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-

term indebtedness” at the creation thereof, including, but not limited to, any applicable Consolidated Hedging Exposure; it being understood that Consolidated Hedging Exposure cannot be negative for the purposes of determining Consolidated Funded Indebtedness, (b) Indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding under a revolving credit (including the 2011 Credit Agreement) or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (c) all drawn and owing reimbursement obligations outstanding under Letters of Credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above of Persons other than the Borrower or any Subsidiary and (e) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. Notwithstanding the foregoing, it is agreed that (i) “Consolidated Funded Indebtedness” shall not include the obligations of the Borrower or its Subsidiaries under any Hybrid Equity Securities, Mandatorily Convertible Securities or Equity Preferred Securities but only to the extent the aggregate amount of such Hybrid Equity Securities, Mandatorily Convertible Securities and Equity Preferred Securities are less than or equal to 20% of total consolidated capitalization of the Borrower and its Subsidiaries, as determined in accordance with GAAP (and then only to the extent in excess of such amount), (ii) if requested by the Borrower, “Consolidated Funded Indebtedness” may be reduced dollar for dollar by cash on the balance sheet that was received from a permitted sale hereunder if the Borrower has already identified a future permitted acquisition but such exclusion shall only be effective for the fiscal quarter end in which such proceeds were received; provided that the Borrower shall provide such information regarding the sales proceeds and the future acquisition as reasonably requested by the Agent, (iii) for the purpose of determining “Consolidated Funded Indebtedness,” any particular Indebtedness will be excluded if and to the extent that the necessary funds for the payment, redemption or satisfaction of that Indebtedness (including, to the extent applicable, any associated prepayment penalties, fees or payments and such other amounts required in connection therewith) have been deposited with the proper depositary in trust and (iv) Consolidated Funded Indebtedness shall not include Non-Recourse Indebtedness.

“Consolidated Hedging Exposure” means, at any time with respect to all applicable Swap Agreements to which the Borrower and its Subsidiaries are counterparties, the aggregate consolidated net exposure of the Borrower and the Subsidiaries under all such agreements on a marked to market basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, all interest (including the interest component, if any, of any Capitalized Lease, the facility fee and the LC fronting fees and other interest, fees and expenses paid pursuant hereto and pursuant to the 2008 Credit Agreement and the 2011 Credit Agreement) paid or accrued during such period in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the four quarter period ending on such date.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, as determined in accordance with GAAP.

“Consolidated Subsidiary” means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; unless otherwise specified “Consolidated Subsidiary” means a Consolidated Subsidiary of the Borrower.

“Consolidated Tangible Net Assets” means, as of any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) minus: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt) and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) for the most recently completed fiscal quarter or year, as applicable, prepared in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of the Loans on the Closing Date in an aggregate amount equal to the Aggregate Commitment.

“Debt Rating” means the long-term senior unsecured, non-credit enhanced debt rating of the Borrower by S&P, Moody’s, and/or Fitch, as applicable.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 2.24.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24.2) upon delivery of written notice from the Agent of such determination to the Borrower, each Lender.

“Documentation Agent” means Wells Fargo Bank, National Association, in its capacity as Documentation Agent hereunder.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 12.3.5 and 12.3.6 (subject to such consents, if any, as may be required under Section 12.3.2).

“Environmental Laws” means any and all Applicable Laws relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Preferred Securities” means any securities, however denominated, (i) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (ii) that are not, or the underlying securities, if any, of which are not, subject to mandatory redemption or maturity prior to 91 days after the Termination Date, and (iii) the terms of which permit the deferral of interest or distributions thereon to a date occurring after the 91st day after the Termination Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations issued thereunder.

“Eurodollar Advance” means an Advance (other than a Floating Rate Advance as to which the interest rate is determined by reference to the Eurodollar Base Rate) which bears interest at a rate determined by reference to the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which deposits in Dollars in an amount equal to $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Loan” means a Loan (other than a Floating Rate Loan as to which the interest rate is determined by reference to the Eurodollar Base Rate) which bears interest at a rate determined by reference to the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the LIBOR Rate plus (ii) the Applicable Margin.

“Eurodollar Reserve Percentage” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Excluded EBITDA” means any portion of Consolidated EBITDA attributable to an Excluded Subsidiary.

“Excluded Indebtedness” means Non-Recourse Indebtedness of any Excluded Subsidiary.

“Excluded Subsidiary” means any future Subsidiary formed or acquired by the Borrower that is designated by the Borrower as an “Excluded Subsidiary” in accordance with Section 9.16 as long as (i) such Excluded Subsidiary has no Indebtedness that is recourse to the Borrower or any Non-Excluded Subsidiary and (ii) any Indebtedness for borrowed money incurred by such Excluded Subsidiary is used solely to acquire, construct, develop or operate assets and related businesses; provided that the aggregate amount of assets owned by all Excluded Subsidiaries cannot exceed 15% of the total consolidated assets of the Borrower and its Subsidiaries, as determined by the most recent balance sheet delivered by the Borrower pursuant to Section 6.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes measured by the overall capital or net worth of such Recipient and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5.7 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Fitch” means Fitch Ratings and any successor thereto.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin.

“Floating Rate Advance” means an Advance which bears interest at a rate determined by reference to the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at a rate determined by reference to the Floating Rate.

“Foreign Lender” means a Lender which is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in effect from time to time; provided that in the event that any “Accounting Change” (as defined below) shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then unless and until the Borrower, the Agent and the Required Lenders mutually agree to adjustments to the terms hereof to reflect any such Accounting Change, all financial covenants (including such covenant contained in Section 6.14), standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and shall include the adoption or implementation of International Financial Reporting Standards or changes in lease accounting.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hybrid Equity Securities” means any securities issued by the Borrower, any Subsidiary or a financing vehicle of the Borrower or any Subsidiary that (i) are classified as possessing a minimum of

“intermediate equity content” by S&P, Basket C equity credit by Moody’s or 50% equity credit by Fitch at the time of issuance thereof and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the date that is 91 days after the Termination Date.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable and trade payables incurred in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all Capitalized Lease Obligations in accordance with Agreement Accounting Principles, (v) all drawn and owing reimbursement obligations outstanding under Letters of Credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (vi) unless otherwise cash collateralized, Consolidated Hedging Exposure, (vii) indebtedness of the type described in clauses (i) through (vi) above secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (viii) all direct guarantees of Indebtedness referred to in clauses (i) through (vi) above of another Person, (ix) all amounts payable in connection with mandatory redemptions or repurchases of Capital Stock (other than Hybrid Equity Securities, Mandatorily Convertible Securities and Equity Preferred Securities) and (x) all Off Balance Sheet Indebtedness of such Person; provided that Indebtedness shall exclude any indebtedness arising from the application of ASC Topic 460, 810 or 840. For the purpose of determining “Indebtedness,” any particular Indebtedness will be excluded if and to the extent that the necessary funds for the payment, redemption or satisfaction of that Indebtedness (including, to the extent applicable, any associated prepayment penalties, fees or payments and such other amounts required in connection therewith) have been deposited with the proper depositary in trust.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 9.6(ii).

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or nine or twelve months if agreed to by each of the Lenders and the Borrower), commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months or such other agreed upon period thereafter; provided that (i) if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period and (ii) no Interest Period shall extend beyond the Termination Date described in clause (a) of such definition. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment Grade Status” exists at any date if, on such date, the Borrower has or is deemed to have pursuant to the last paragraph of the Pricing Schedule (as in effect on the Closing Date) at least two of the following ratings: a Moody’s Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of Baa3 or better, a S&P Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of BBB- or better or a Fitch Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of BBB- or better.

“IPO” means an initial public offering of the Capital Stock of OGE Enogex Holdings LLC or any of its Subsidiaries (including the Borrower) or any master limited partnership subsequently formed by or on behalf of OGE Enogex Holdings LLC or any of its Subsidiaries to own any of the foregoing, in each case, registered with the Securities Exchange Commission under the Securities Act of 1933, as amended.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Lenders” has the meaning assigned thereto in the introductory paragraph hereto.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on the administrative information sheets provided to the Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBOR Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Eurodollar Reserve Percentage.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“Loan Documents” means this Agreement and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.13 (if requested)) and agreements executed and delivered in connection therewith or contemplated thereby.

“Mandatorily Convertible Securities” means mandatorily convertible equity-linked securities issued by the Borrower or any Subsidiary, so long as the terms of such securities require no repayments or prepayments of principal and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Termination Date.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness of the Borrower and/or its Material Subsidiaries (other than (i) Indebtedness among the Borrower and/or its Subsidiaries, (ii) Excluded Indebtedness and (iii) other Non-Recourse Indebtedness of any Non-Excluded Subsidiary which is not a Material Subsidiary in an outstanding principal amount of $20,000,000 or less in the aggregate) in an outstanding principal amount of $40,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as promulgated under the Securities Act of 1933, as amended, as such regulation is in effect on the date of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions or has been obligated to make contributions during the last six years.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders or all Lenders and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Subsidiary” means any Subsidiary that is not an Excluded Subsidiary.

“Non-Recourse Indebtedness” means Indebtedness of any (x) Excluded Subsidiary or (y) any Non-Excluded Subsidiary which is not a Material Subsidiary as to which (a) neither the Borrower nor any Non-Excluded Subsidiary which is a Material Subsidiary provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) neither the Borrower nor any Non-Excluded Subsidiary which is a Material Subsidiary is directly or indirectly liable as a guarantor or otherwise, (c) neither the Borrower nor any Non-Excluded Subsidiary which is a Material Subsidiary is the lender or other type of creditor, or (d) the relevant legal documents do not provide that the lenders or other type of creditors with respect thereto will have any recourse to the stock or assets of the Borrower or any Non-Excluded Subsidiary which is a Material Subsidiary.

“Note” is defined in Section 2.13(iv).

“Obligations” means all Loans, advances, debts, liabilities and obligations owing by the Borrower to the Agent, any Lender, the Arranger, any affiliate of the Agent, any Lender or the Arranger, or any Indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes all principal, interest (including interest accruing after the filing of any bankruptcy or similar petition), charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off Balance Sheet Indebtedness” means, with respect to any Person, (i) any repurchase obligation or repurchase liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligations under Synthetic Leases or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person. As used herein, “Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“OGE” means OGE Energy Corp., an Oklahoma corporation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

“Participant” is defined in Section 12.2.1.

“Participant Register” is defined in Section 12.2.4.

“Payment Date” means the last day of March, June, September and December and the Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule identifying the Applicable Margin attached hereto and identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all right, title and interest of such Person in or to property, whether real, personal, tangible, intangible, or mixed.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the Aggregate Outstanding Credit Exposure at such time.

“Qualified Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate actual or budgeted capital cost of which (in each case, including capital costs expended by the Borrower or any such Subsidiaries prior to the acquisition or construction of such project) exceeds $20,000,000.

“Qualified Project EBITDA Adjustments” means, with respect to each Qualified Project:

(a) prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the Agent (such approval not to be unreasonably withheld or delayed) as the projected Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other reasonable factors deemed appropriate by the Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%; and

(b) thereafter, actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by the Agent pursuant to clause (a) above as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date; provided that in the event the actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by the Agent pursuant to clause (a) above for such fiscal quarter, the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (a) above, such amount to be approved by the Agent (such approval not to be unreasonably withheld or delayed), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(A) no such additions shall be allowed with respect to any Qualified Project unless:

(1) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 6.1.3 to the extent Qualified Project EBITDA Adjustments are requested be made to Consolidated EBITDA in determining compliance with Section 6.14, the Borrower shall have delivered to the Agent (y) written pro forma projections of Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project and (z) a certificate of the Borrower certifying that all written information provided to the Agent for purposes of approving such pro forma projections (including information relating to customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions) was prepared in good faith based upon assumptions that were reasonable at the time they were made; and

(2) prior to the date such certificate is required to be delivered, the Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Agent may reasonably request, all in form and substance satisfactory to the Agent; and

(B) the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments).

“Recipient” means (a) the Agent and (b) any Lender, as applicable.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 or 430 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means Lenders in the aggregate having Commitments of greater than sixty percent (60%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated,

Lenders in the aggregate holding greater than sixty percent (60%) of the Aggregate Outstanding Credit Exposure; provided that the Commitment of, and the portion of the Outstanding Credit Exposure, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payments” means, with respect to any Person, (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock of any such Person, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding, and (d) the payment by such Person of any management, advisory or consulting fee to any other Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of such Person; provided that this clause (d) shall not include the payment, in the ordinary course, of any brokers, finders or similar fees as determined appropriate by their respective governing bodies in their reasonable discretion.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC Reports” means (i) the Annual Report on Form 10-K of OGE for the fiscal year ended December 31, 2011, (ii) the Quarterly Reports on Form 10-Q of OGE for the fiscal quarter ended March 31, 2012 and (iii) the Current Reports on Form 8-K filed by OGE prior to the Closing Date.

“Significant Acquisition” means, during any twelve-month period, one or more acquisitions by the Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) of assets, equity interests, operating lines or divisions of any other Person (whether by way of asset acquisition, equity purchase, tender offer, merger, consolidation, amalgamation or otherwise) in which the total consideration in connection therewith, cash and non-cash (including assumption of debt and liabilities and any deferred or contingent consideration, such as purchase price adjustments, earnout payments and similar payments (in each case, as valued at the reasonable estimated actual aggregate consideration)), exceeds $25,000,000.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Specified Change” is defined in the term “Change in Law”.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 25% of the Consolidated Net Income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends such four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Swap Agreements” means any agreement with respect to any swap, forward, future or other derivative transaction or option or similar agreement entered into by the Borrower or any of its Subsidiaries in order to provide protection to the Borrower and/or its Subsidiaries against fluctuations in future interest rates, currency exchange rates or commodity prices.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means August 2, 2015.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any Subsidiary in connection with the negotiation, execution and consummation of (i) this Agreement and the other Loan Documents (including all fees payable hereunder on the Closing Date) and (ii) the 2011 Credit Agreement and the other “Loan Documents” relating thereto and as defined therein (including all fees payable on the “Closing Date” thereunder and as defined therein).

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using actuarial assumptions for funding purposes as set forth in such report.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means all classes of the Capital Stock (or other voting interests) of such Person then outstanding and normally entitled to vote in the election of directors or other governing body of such Person.

“Withholding Agent” means the Borrower and the Agent.

1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (i) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

1.3 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE CREDITS

2.1 Commitment. Subject to the satisfaction of the conditions precedent set forth in Section 4.1, each Lender severally agrees, on the terms and conditions set forth in this Agreement to make Loans to the Borrower on the Closing Date in an amount not to exceed in the aggregate at any one time outstanding of its Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed. The commitment of each Lender to lend hereunder shall expire at 3:00 p.m. (New York City time) on the Closing Date.

2.2 Required Payments; Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Termination Date. Notwithstanding the

termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnification obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.3 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders in accordance with their Pro Rata Share.

2.4 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5 [Intentionally Omitted].

2.6 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $100,000 if in excess thereof); provided, that any Floating Rate Advance may be in the amount of any Aggregate Commitment or Advances not allocated to Eurodollar Advances.

2.7 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, any portion thereof in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or, in any increment in the case of the repayment at any one time of the entire outstanding principal amount of the Loans hereunder), on any Business Day upon notice to the Agent by no later than 11:00 a.m. on the date of such prepayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, any portion thereof in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof (or, in any increment in the case of the repayment at any one time of the entire outstanding principal amount of the Loans hereunder) upon at least three (3) Business Days’ prior notice to the Agent. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

2.8 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) on the Closing Date in the case of any Floating Rate Advance requested on such date and two (2) Business Days before the Closing Date in the case of any requested Eurodollar Advance to be made on the Closing Date, specifying:

2.8.1 the proposed date, which shall be a Business Day, of such Advance,

2.8.2 the aggregate amount of such Advance,

2.8.3 the Type of Advance selected, and

2.8.4 in the case of each Eurodollar Advance, the Interest Period applicable thereto.

On the Closing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. on the third Business Day prior to the date of the requested conversion or continuation, specifying:

2.9.1 the requested date, which shall be a Business Day, of such conversion or continuation,

2.9.2 the aggregate amount and Type of the Advance which is to be converted or continued, and

2.9.3 the duration of the Interest Period applicable thereto.

2.10 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the scheduled Termination Date.

2.11 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice and rate increase may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall thereafter bear interest during the continuance of such Default at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall thereafter bear interest during the continuance of such Default at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

2.12 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon on the date when due and shall be applied ratably (except as otherwise specifically required hereunder) by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.

2.13 Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)	The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(iii)	The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv)	Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit C (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Floating Rate Advances when the Alternate Base Rate is determined by the Prime Rate shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. All other computations of interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon at the place of payment. If any payment of principal of or interest on an Advance or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16 Notification of Advances, Interest Rates and Prepayments. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate.

2.17 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the time which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal or interest to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19 Replacement of Lender. If (x) any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to promptly designate a different Lending Installation in accordance with Section 3.7 which would eliminate any further claims for such indemnity or compensation, (y) any Lender is a Defaulting Lender or a Non-Consenting Lender or (z) any Lender’s obligation to make or to convert or continue outstanding Loans or Advances as Eurodollar Loans or Eurodollar Advances has been suspended pursuant to Section 3.3, and, in each such case, such Lender has declined or is unable to promptly designate a different Lending Installation in accordance with Section 3.7 which would eliminate any further suspension, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)	the Agent shall have received the assignment fee specified in Section 12.3.3 unless waived by the Agent;

(ii)	such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including (other than with respect to any Defaulting Lender) any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(iii)	in the case of any such assignment resulting from (x) a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter or (y) a suspension under Section 3.3, such assignment shall be made to a Lender or Eligible Assignee which is not subject to such a suspension;

(iv)	such assignment does not conflict with Applicable Law; and

(v)	in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

2.20 [Intentionally Omitted].

2.21 [Intentionally Omitted].

2.22 [Intentionally Omitted].

2.23 [Intentionally Omitted].

2.24 Defaulting Lenders.

2.24.1 Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)	Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)	Defaulting Lender Waterfall. Any payment of principal, interest or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Aggregate Commitments as in effect on the Closing Date. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

2.24.2 Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held by the Lenders in accordance with their respective Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.25 Obligations of Lenders.

2.25.1 Funding by Lenders; Presumption by the Agent. Unless the Agent shall have received notice from a Lender prior to the proposed time of any borrowing that such Lender will not make available to the Agent such Lender’s share of such Advance, the Agent may assume that such Lender has made such share available on such date in accordance with the terms hereof and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Advance to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

2.25.2 Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. The failure of any Lender to make available its Pro Rata Share of any Advance requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Pro Rata Share of such Advance available on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make its Pro Rata Share of such Advance available on the Closing Date.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection.

3.1.1 Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)	subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes (other than Taxes measured by the overall capital or net worth of such Recipient) and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender any other condition, cost or expense (other than Taxes or any reserve requirement then reflected in the LIBOR Rate) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to the Agent or such Lender of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Agent or such Lender, or to reduce the amount of any sum received or receivable by the Agent or such Lender (whether of principal, interest or any other amount) then, upon written request of the Agent or such Lender, the Borrower shall promptly pay to the Agent or any such Lender such additional amount or amounts as will compensate the Agent or such Lender for such additional costs incurred or reduction suffered; provided that the Borrower shall not be required to pay any such amounts to the Agent or any Lender under and pursuant to this Section which are owing as a result of any Specified Change if and to the extent the Agent or such Lender is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.

3.1.2 Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that the Borrower shall not be required to pay any such amounts to any Lender under and pursuant to this Section which are owing as a result of any Specified Change if and to the extent such Lender is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.

3.1.3 Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.2 Changed Circumstances Affecting LIBOR Rate Availability. In connection with any request for a Eurodollar Loan or a Floating Rate Loan as to which the interest rate is determined with reference to the Eurodollar Base Rate or a conversion to or continuation thereof, if for any reason (i) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Eurodollar Base Rate for such Interest Period with respect to a proposed Eurodollar Loan or any Floating Rate Loan as to which the interest rate is determined with reference to the Eurodollar Base Rate or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Eurodollar Base Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurodollar Loans or Floating Rate Loans as to which the interest rate is determined with reference to the Eurodollar Base Rate and the right of the Borrower to convert any Loan to or continue any Loan as a Eurodollar Loan or a Floating Rate Loan as to which the interest rate is determined with reference to the Eurodollar Base Rate shall be suspended, and (i) in the case of Eurodollar Loans, the Borrower shall, at the Borrower’s option, either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Loan together with accrued interest thereon (subject to Section 2.15), on the last day of the then current Interest Period applicable to such Eurodollar Loan; or (B) convert, without premium or penalty and without liability for any amounts payable pursuant to Section 3.4, the then outstanding principal amount of each such Eurodollar Loan to a Floating Rate Loan as to which the interest rate is not determined by reference to the Eurodollar Base Rate as of the last day of such Interest Period; or (ii) in the case of Floating Rate Loans as to which the interest rate is determined by reference to the Eurodollar Base Rate, the Borrower shall convert the then outstanding principal amount of each such Loan to a Floating Rate Loan as to which the interest rate is not determined by reference to the LIBOR Rate as of the last day of such Interest Period.

3.3 Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Installations) to honor its obligations hereunder to make or maintain any Eurodollar Loans or any Floating Rate Loan as to which the interest rate is determined by reference to the Eurodollar Base Rate, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or Floating Rate Loans as to which the interest rate is determined by reference to the Eurodollar Base Rate, and the right of the Borrower to convert any Loan or continue any Loan as a Eurodollar Loan or a Floating Rate Loan as to which the interest rate is determined by reference to Eurodollar Base Rate shall be suspended and thereafter the Borrower may select only Floating Rate Loans as to which the interest rate is not determined by reference to the Eurodollar Base Rate hereunder, (ii) all Floating Rate Loans shall cease to be determined by reference to the Eurodollar Base Rate and (iii) if any of the Lenders may not lawfully continue to maintain a Eurodollar Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Floating Rate Loan as to which the interest rate is not determined by reference to the Eurodollar Base Rate for the remainder of such Interest Period.

3.4 Funding Indemnification. If (i) any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (ii) a Eurodollar Advance is not made on the date specified by the Borrower in a Borrowing Notice or a Conversion/Continuation Notice for any reason other than default by the Lenders, or (iii) a Eurodollar Advance is not prepaid on the date specified by the Borrower pursuant to Section 2.7 for any reason, then, except (a) as otherwise provided in this Agreement or (b) if arising in connection with a Lender becoming a Defaulting Lender or the replacement of such Lender pursuant to Section 2.19, for any such amounts that would be owing to such Lender, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance but excluding the Applicable Margin expected to be received by such Lender during the remainder of such Interest Period.

3.5 Taxes.

3.5.1 [Intentionally Omitted].

3.5.2 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3.5.3 Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

3.5.4 Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

3.5.5 Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 3.5.5.

3.5.6 Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

3.5.7 Status of Lenders.

(i)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.5.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

3.5.8 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5.8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.5.9 Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6 Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall (unless the subject of a good faith dispute by the Borrower) be payable within fifteen (15) days after demand and receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7 Alternative Lending Installation. If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or is unable to fund or maintain Eurodollar Advances or Eurodollar Loans, as applicable, as a result of the circumstances described in Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.5 or remedy the circumstances described in Section 3.3, as the case may be, in the future, and (ii) would not in the reasonable judgment of such Lender subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. A Lender shall not be required to make any such delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such delegation cease to apply.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Credit Extension. The effectiveness of this Agreement and the obligation of the Lenders to make the Credit Extension on the Closing Date hereunder shall be subject to the satisfaction of the following conditions precedent and, if applicable, the delivery by the Borrower to the Agent of sufficient copies for the Lenders of:

4.1.1 (a) Copies of the certificate of formation of the Borrower, together with all amendments, certified by the appropriate governmental officer in the State of Delaware and certified by the secretary or assistant secretary of the Borrower and (b) a certificate of good standing, certified by the appropriate governmental officer in the State of Delaware.

4.1.2 Copies, certified by the secretary or assistant secretary of the Borrower, of its limited liability company agreement and of the resolutions of the board of directors of the managing member of the Borrower authorizing the execution of the Loan Documents to which the Borrower is a party.

4.1.3 An incumbency certificate, executed by the secretary or assistant secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

4.1.4 A certificate, signed by the chief financial officer or treasurer of the Borrower, stating that immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated herein and therein to occur on the Closing Date, (a) no Default or Unmatured Default has occurred and is continuing and (b) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects on and as of the date made (except to the extent such representations and warranties expressly speak to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date).

4.1.5 A written opinion of the Borrower’s counsel, in form and substance reasonably satisfactory to the Agent and addressed to the Agent and the Lenders.

4.1.6 A counterpart of this Agreement duly executed by the Borrower, together with duly executed Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

4.1.7 The Agent shall have received a Borrowing Notice duly executed by the Borrower, together with a designation of the account or accounts to which the proceeds of the Credit Extension made on the Closing Date are to be disbursed.

4.1.8 Borrower shall have provided to the Agent and the Lenders the documentation and other information requested by the Agent in order to comply with requirements of the Act.

4.1.9 The Borrower shall have paid all invoiced fees, charges and disbursements of one counsel to the Agent (directly to such counsel if requested by the Agent) to the extent accrued and unpaid prior to or on the Closing Date in accordance with Section 9.6.

4.1.10 The Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

The Agent shall promptly notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that on the Closing Date:

5.1 Existence and Standing. Each of the Borrower and its Material Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction where the conduct of its business would require such qualification, except where the failure to be in good standing or have such authority could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents (as in effect on the date that this representation is made or deemed made) and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents (as in effect on the date that this representation is made or deemed made) and the performance of its obligations thereunder have been duly authorized by proper limited liability company or other applicable proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought at equity or in law).

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (i) violate or conflict with the Borrower’s or any Material Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, as the case may be, or (ii)(a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Material Subsidiaries or (b) contravene or conflict with the provisions of any indenture, instrument or agreement to which the Borrower or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violations, contraventions, conflicts or defaults which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Subsidiaries, is required to be obtained by the Borrower or any of its Material Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations thereunder or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. The annual consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1.1 were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the year then ended.

5.5 Material Adverse Change. On and as of the Closing Date, since December 31, 2011, except as (i) disclosed in the SEC Reports or (ii) disclosed to the Agent prior to the Closing Date and set forth on Schedule 3, there shall have been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, on a consolidated basis, which has had or could be reasonably expected to have a Material Adverse Effect.

5.6 OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower is a Sanctioned Person or Sanctioned Entity. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.7 Litigation. On and as of the Closing Date, except as (i) disclosed in the SEC Reports or (ii) disclosed to the Agent prior to the Closing Date and set forth on Schedule 4, there shall be no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Credit Extension on the Closing Date.

5.8 Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement (as updated from time to time pursuant to Section 6.1.3), setting forth which Subsidiaries are Material Subsidiaries and which Subsidiaries are Excluded Subsidiaries and setting forth each Subsidiary’s respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.

5.9 Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation U or Regulation X.

5.10 [Intentionally Omitted].

5.11 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Agent:

6.1.1 Within ninety (90) days after the close of each of its fiscal years, financial statements prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, setting forth in comparative form figures for the preceding fiscal year, accompanied by an audit report, consistent with the requirements of the Securities and Exchange Commission, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders.

6.1.2 Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, financial statements prepared in accordance with GAAP (other than with regard to the absence of footnotes and subject to changes resulting from audit and normal year-end audit adjustments to same) on a consolidated basis for itself and its Subsidiaries, including, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, and accompanied by a certificate of the chief financial officer or treasurer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of their respective dates and have been prepared in accordance with GAAP (other than with regard to the absence of footnotes and, subject to changes resulting from audit and normal year-end audit adjustments to same).

6.1.3 Together with the financial statements required under Sections 6.1.1 and 6.1.2, (i) a compliance certificate in substantially the form of Exhibit A signed by an Authorized Officer (a) showing the calculations necessary to determine compliance with Section 6.14, (b) stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (c) updating Schedule 1 with respect to its Subsidiaries, Material Subsidiaries and Excluded Subsidiaries, if appropriate and (ii) such financial information as reasonable requested by the Agent, including, but not limited to consolidating financial statements, as is necessary to account for Non-Recourse Indebtedness and Excluded EBITDA for purposes of determining the Consolidated Leverage Ratio.

6.1.4 If requested, within 305 days after the close of each fiscal year of the Borrower, a copy of the actuarial report showing the Unfunded Liabilities of each Single Employer Plan as of the valuation date occurring in such fiscal year, certified by an actuary enrolled under ERISA.

6.1.5 As soon as possible and in any event within ten (10) days after an Authorized Officer knows that any Reportable Event has occurred with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, a statement, signed by an Authorized Officer, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

6.1.6 From time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request, including the support for any pro forma calculations hereunder.

6.1.7 Promptly upon the filing thereof, copies of all registration statements (other than any registration statement on Form S-8 and any registration statement in connection with a dividend reinvestment plan, shareholder purchase plan or employee benefit plan) and reports on form 10-K, 10-Q or 8-K (or their equivalents) which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

6.1.8 Promptly upon obtaining knowledge thereof, notice of any change in the Borrower’s Debt Rating.

6.1.9 Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including the Act), as from time to time reasonably requested by the Agent or any Lender.

Information required to be delivered pursuant to these Sections 6.1.1, 6.1.2, 6.1.5 and 6.1.7 shall be deemed to have been delivered on the date on which the Borrower provides notice to the Agent that such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov, on the Borrower’s SyndTrak site or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 6.1.3 and such notice or certificate shall also be deemed to have been delivered upon being posted to the Borrower’s SyndTrak site or such other website and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 6.1.1, 6.1.2, 6.1.5 and 6.1.7 to any Lender which requests such delivery.

Notwithstanding anything herein to the contrary, so long as each Lender is a “Lender” under and as defined in the 2011 Credit Agreement, information delivered pursuant to Sections 6.1.1, 6.1.2, 6.1.5 and 6.1.7 of the 2011 Credit Agreement shall be deemed delivered under Sections 6.1.1, 6.1.2, 6.1.5 and 6.1.7 hereof, respectively; provided that, if any Lender shall cease to be a “Lender” under and as defined in the 2011 Credit Agreement, the Borrower shall be required to separately deliver such information pursuant to the terms of this Agreement, which information may be posted on the Securities and Exchange Commission website on the Internet at sec.gov, on the Borrower’s IntraLinks site or at another website identified in such notice and accessible by the Lenders without charge.

6.2 Use of Proceeds. The Borrower will use the proceeds of the Credit Extension on the Closing Date to refinance existing indebtedness and for working capital and general corporate purposes of the Borrower and its Subsidiaries, including capital expenditures, permitted acquisitions, permitted investments, permitted distributions and the payment of Transaction Costs.

6.3 Notice of Default. The Borrower will deliver to the Agent within five (5) days after any Authorized Officer with responsibility relating thereto obtains knowledge of any Default or Unmatured Default and, if such Default or Unmatured Default is then continuing, a certificate of an Authorized Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

6.4 Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 6.4 shall prohibit (i) any transaction permitted pursuant to Section 6.10 or (ii) the termination of any right, privilege or franchise of the Borrower or any Material Subsidiary or of the corporate or other legal existence of any Material Subsidiary or the change in form of organization of the Borrower or any Material Subsidiary which could not reasonably be expected to result in a Material Adverse Effect.

6.5 Taxes. The Borrower will, and will cause each Material Subsidiary to file all United States federal tax returns and all other material tax returns which are required to be filed. The Borrower will, and will cause each Material Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) where the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with GAAP.

6.6 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Agent upon request full information as to the insurance carried.

6.7 Compliance with Laws. The Borrower will, and will cause each Material Subsidiary to, comply in all material respects with all laws, statutes, rules, regulations, orders, writs, judgments, injunctions, restrictions, decrees or awards of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property to which it may be subject including all Environmental Laws and all Applicable Laws involving transactions with, investments in or payments to Sanctioned Persons or Sanctioned Entities, except (i) where failure to so comply could not reasonably be expected to result in a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or (ii) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

6.8 Maintenance of Properties. Subject to Section 6.10, the Borrower will, and will cause each Material Subsidiary to keep its Property necessary and material to the operation of its business in good repair, working order and condition, ordinary wear and tear excepted.

6.9 Inspection; Keeping of Books and Records. The Borrower will, and will cause each Material Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property (subject to such physical security requirements as the Borrower or the applicable Material Subsidiary may reasonably require), to examine and make copies of the books of accounts and other financial records of the Borrower and each Material Subsidiary (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into for the purpose of evading the requirements of this Section), and to discuss the affairs, finances and accounts of the Borrower and each Material Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times and intervals as the Agent or any Lender may designate; provided that with the exception of any such visit or inspection conducted during the continuance of a Default, such visits and inspections may be conducted no more frequently (in the aggregate among the Agent and the Lenders) than once in any twelve month period. The Borrower shall keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries shall be made of all dealings and transactions in relation to their respective businesses and activities in sufficient detail as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP.

6.10 Fundamental Changes.

6.10.1 The Borrower will not, and will not permit any of its Material Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that as long as no Default or Unmatured Default exists and is continuing or would be caused thereby: (i) a Person (including a Subsidiary of the Borrower) may be merged or consolidated with or into the Borrower so long as (A) the Borrower shall be the continuing or surviving entity and (B) the Borrower remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect, (ii) a Material Subsidiary may (A) merge or consolidate with or into another Subsidiary of the Borrower or (B) merge or consolidate with or into any other Person (other than the Borrower, which shall be governed by clause (i) of this Section) so long as either (x) such Material Subsidiary shall be the surviving entity of such merger or consolidation or (y) upon such merger or consolidation, such other Person would become a Material Subsidiary of the Borrower and (iii) the Borrower or any Subsidiary may otherwise take such action to the extent permitted by Section 6.10.2.

6.10.2 (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, convey, sell, lease, transfer, or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, convey, sell, lease, transfer, or otherwise dispose of assets (including interests in any Person), businesses or operations of any Person; provided, that, subject to clause (a) above, (i) the Borrower and its Subsidiaries may enter into sales and leases of inventory in the ordinary course of business, (ii) the Borrower and its Subsidiaries may enter into leases of transportation capacity, storage capacity, and/or processing capacity in the ordinary course of business, (iii) the Borrower and its Subsidiaries may enter into conveyances, sales, leases, transfers, or other disposition of obsolete, surplus or unusable equipment in the ordinary course of its business and (iv) if no Default or Unmatured Default exists and is continuing or would be caused thereby, the Borrower and its Subsidiaries may convey sale, lease, transfer or dispose of other assets.

(c) Notwithstanding the foregoing clauses (a) and (b), nothing herein shall be deemed to prohibit (i) an IPO or (ii) the Borrower or any Subsidiary from conveying, selling, leasing, transferring, or otherwise disposing of any assets to any other Subsidiary or to the Borrower.

6.11 Indebtedness.

6.11.1 The Borrower shall not incur any Indebtedness unless after giving effect thereto the Borrower is in compliance with the financial covenant in Section 6.14 on a pro forma basis.

6.11.2 The Borrower will not permit its Subsidiaries (other than Excluded Subsidiaries) to create, assume or incur any Indebtedness except for the following:

(a) Indebtedness created under the Loan Documents, Indebtedness created under the 2011 Credit Agreement and Indebtedness existing on the Closing Date as set forth on Schedule 2 and extensions, renewals and replacements of any such Indebtedness in a principal amount not in excess of that outstanding as of the date hereof.

(b) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary.

(c) Unsecured Indebtedness of a Person that becomes a Subsidiary (including by way of acquisition, merger or consolidation) after the Closing Date; provided that such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary, together with extensions, renewals and replacements of any such Indebtedness in a principal amount not in excess of that outstanding as of the date of such extension, renewal or replacement.

(d) Guarantees of Indebtedness of any Subsidiary by any other Subsidiary permitted hereunder.

(e) Indebtedness of any Subsidiary (or any Person that will become a Subsidiary (including by way of acquisition, merger or consolidation) after the Closing Date, provided that such Indebtedness is not incurred in contemplation of such entity becoming a Subsidiary) secured by a Lien permitted pursuant to Section 6.12.1, together with extensions, renewals and replacements of any such Indebtedness in a principal amount not in excess of that outstanding as of the date of such extension, renewal or replacement.

(f) Indebtedness in respect of Swap Agreements or credit support in respect thereof entered into the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated.

(g) Indebtedness in respect of a receivables securitization program in an aggregate amount not to exceed at any one time outstanding (when consolidated with the aggregate amount of receivables securitization debt outstanding as permitted Section 6.12.20) 5% of Consolidated Tangible Net Assets.

(h) Guarantees by any Subsidiary of Indebtedness of the Borrower (other than any such Indebtedness for which such Subsidiary is jointly and severally liable as a co-obligor pursuant to the terms thereof) to the extent such Subsidiary has guaranteed the Indebtedness of the Borrower under this Agreement on terms and conditions satisfactory to the Agent.

(i) Non-Recourse Indebtedness.

(j) Indebtedness in an aggregate amount not to exceed at any one time outstanding (when consolidated with the aggregate amount of secured debt outstanding as permitted by Section 6.12.23), the greater of (A) $200,000,000 and (B) 15% of Consolidated Tangible Net Assets.

6.12 Liens. The Borrower will not, nor will it permit any Material Subsidiary (other than an Excluded Subsidiary) to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Material Subsidiaries (other than Excluded Subsidiaries), except:

6.12.1 Any Lien securing Indebtedness, including a Capital Lease, incurred or assumed for the purpose of financing all or any part of the cost of acquiring, repairing, constructing or improving fixed or capital assets; provided that such Lien shall be created substantially simultaneously with or within 12 months after the acquisition thereof or the completion of the repair, construction or improvement thereof (including Liens in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or for the benefit of holders of securities issued by any such entity to finance any of the foregoing).

6.12.2 Any Lien on any asset of any Person existing at the time such company is merged or consolidated with or into the Borrower or any Subsidiary, or otherwise becomes a Subsidiary; provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets of the Borrower or any of its Subsidiary (other than additions thereto, proceeds thereof and property in replacement or substitution thereof).

6.12.3 Any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary; provided that (i) such Liens existed at the time of such acquisition and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto, proceeds thereof and property in replacement or substitution thereof).

6.12.4 Any Lien arising out of the refinancing, extension, renewal or refunding of any debt secured by any Lien permitted by any of the foregoing clauses or Section 6.12.1, 6.12.2, 6.12.3, 6.12.14, 6.12.15 or 6.12.19; provided that no such Lien shall encumber any additional assets (other than additions thereto and property in replacement or substitution thereof).

6.12.5 Liens for taxes, assessments or governmental charges or levies on its Property (i) not yet due or delinquent (after giving effect to any applicable grace period) or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP.

6.12.6 Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, interest owner’s of oil and gas production and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.

6.12.7 (i) Liens arising out of pledges or deposits, surety bonds or performance bonds, in each case relating to or under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or (ii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or arising as a result of progress payments under government contracts, in each case incurred in the ordinary course of business.

6.12.8 Easements (including reciprocal easement agreements and utility agreements), reservations, rights-of-way, covenants, consents, encroachments, variations, charges, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and its Subsidiaries which do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

6.12.9 Liens arising by reason of any judgment, decree or order of any court or other governmental authority which do not result in a Default.

6.12.10 Liens on deposits required by any Person with whom the Borrower or any of its Subsidiaries enters into Swap Agreements or any credit support therefor, in each case, in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated.

6.12.11 Liens, including Liens imposed by Environmental Laws, that (i) do not secure Indebtedness, (ii) do not secure obligations in an aggregate amount exceeding $50,000,000 at any time that Investment Grade Status does not exist, and (iii) do not in the aggregate materially detract from the value of its assets (other than to the extent of such Lien) or materially impair the use thereof in the operation of its business.

6.12.12 deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.12.13 Liens securing Indebtedness of the Borrower to a Subsidiary or of a Subsidiary to the Borrower or another Subsidiary.

6.12.14 Liens created or assumed by the Borrower or a Subsidiary on any contract for the permitted sale of any product or service or any proceeds therefrom (including accounts and other receivables) or related to the operation or use of any acquired property and created not later than 18 months after the later of the date such acquisition or the commencement of full operation of such property.

6.12.15 Liens created by the Borrower or a Subsidiary on advance payment obligations by such Person to secure indebtedness incurred to finance advances for oil, gas hydrocarbon and other mineral exploration and development.

6.12.16 Liens securing obligations, neither assumed by the Borrower or any Subsidiary nor on account of which the Borrower or any Subsidiary customarily pays interest, upon real estate or under which the Borrower or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Borrower or any Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment.

6.12.17 Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction.

6.12.18 Liens granted to the administrative agent, for the benefit of the lenders, in the “Facility LC Collateral Account” under (and as defined in) the 2011 Credit Agreement or pursuant to Section 2.20.13 of the 2011 Credit Agreement.

6.12.19 Liens existing on the Closing Date as set forth on Schedule 5.

6.12.20 Liens arising in connection with a receivables securitization program securing Indebtedness in an aggregate amount not to exceed at any one time outstanding (when consolidated with the aggregate amount of Indebtedness outstanding incurred by Subsidiaries of the Borrower permitted in Section 6.11.2(g)), 5% of Consolidated Tangible Net Assets.

6.12.21 Leases and subleases of real property owned or leased by the Borrower or any Subsidiary and not materially interfering with the ordinary conduct of the business of the Borrower and the Subsidiaries.

6.12.22 Cash collateral and other Liens securing obligations incurred in the ordinary course of its energy marketing business.

6.12.23 Liens not described in or otherwise permitted by Sections 6.12.1 through 6.12.22, inclusive, securing indebtedness in an aggregate amount not to exceed at any one time outstanding (when consolidated with the aggregate amount of Indebtedness outstanding incurred by Non-Excluded Subsidiaries of the Borrower permitted in Section 6.11.2(j)), the greater of (A) $200,000,000 and (B) 15% of Consolidated Tangible Net Assets.

6.13 Affiliates. The Borrower will not, and will not permit any Material Subsidiary to, directly or indirectly, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than transactions between (i) the Borrower and any Non-Excluded Subsidiary, (ii) any Non-Excluded Subsidiary and another Non-Excluded Subsidiary or (iii) any Excluded Subsidiary and another Excluded Subsidiary) except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms length transaction; provided, that this Section shall not prohibit (a) any Restricted Payment permitted under Section 6.16, (b) the provision by Borrower of credit support for Swap Agreements and other commodities contracts entered into by its Affiliates permitted hereunder, (c) intercompany loans by OGE to the Borrower and its Subsidiaries, (d) customary arrangements among Affiliates relating to the administrative or management services authorized by the Borrower’s or such Subsidiary’s organizational documents or board of directors or other governing body (or committee thereof), (e) equity investments by the Borrower and its Subsidiaries made after the Closing Date in any such Affiliates in an amount not to exceed $200,000,000, in the aggregate, at any one time (after giving effect to all returns of capital), (f) any transaction subject to the jurisdiction, approval, consent or oversight of any regulatory body or compliance with any applicable regulation, rule or guideline of any such regulatory body and (g) the transactions set forth on Schedule 6.

6.14 Consolidated Leverage Ratio.

6.14.1 Subject to Section 6.14.2, the Consolidated Leverage Ratio shall, as of the last day of each fiscal quarter of the Borrower, be less than or equal to 5.00 to 1.0; provided that, for the three fiscal quarter ends following any date that the Borrower and its Material Subsidiaries have consummated an acquisition that causes them to meet the definition of Significant Acquisition for the prior twelve month period (including the fiscal quarter in which the definition of Significant Acquisition was met) the Consolidated Leverage Ratio, as of the last day of each such fiscal quarter, shall instead be less than or equal to 5.50 to 1.0.

6.14.2 For purposes of calculating compliance with the financial covenant set forth in Section 6.14.1, Consolidated EBITDA may include, at Borrower’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.

6.15 Excluded Subsidiaries. The Borrower shall take such action as is necessary (including, at the Borrower’s option, subject to Section 9.16, designating a Subsidiary that was previously an Excluded Subsidiary as a Non-Excluded Subsidiary and/or transferring assets from an Excluded Subsidiary to a Non-Excluded Subsidiary) to ensure that the aggregate assets owned by all Excluded Subsidiaries does not exceed, at any one time, 15% of consolidated assets of the Borrower and its Subsidiaries, as determined by the most recent balance sheet delivered by the Borrower pursuant to Section 6.1.

6.16 Restricted Payments. The Borrower shall not, and shall not permit its Subsidiaries to, make any Restricted Payments other than the following: (a) ratable distributions by Subsidiaries and joint ventures of the Borrower or its Subsidiaries, to the Borrower and/or to Subsidiaries of the Borrower and the other joint venturers therein, (b) ratable distributions paid only in common (non-preferential and non-redeemable) equity securities, (c) distributions in connection with stock option or other benefit plans for management and employees, (d) payment of management, marketing services, credit support and general and administrative fees and expenses in accordance with its governing documents and/or the other arrangements or agreements permitted by Section 6.13, and payment of or reimbursement for (or indemnification for) costs, fees and expenditures made or incurred for or on behalf of it or its Subsidiaries by any Person in connection with providing such services, and (e) if and to the extent that no Default then exists or would result therefrom, payment of monthly, quarterly and special distributions in amount not to exceed (i) the amount by which the Borrower’s cash on hand exceeds its current and anticipated needs for maintenance capital expenditures, operating expenses, debt service and a reasonable contingency reserve (as determined from time to time by the Borrower’s management in accordance with the Borrower’s operating agreement) or (ii) after the occurrence of an IPO, and, to the extent relevant, if greater than the amount set forth in clause (i), the aggregate amount necessary to provide the Borrower’s post-IPO managing member, taking into account such managing member’s allocable portion of any such distribution, and any master limited partnership formed for purposes of an IPO with any shortfall in such master limited partnership’s available cash to fund any periodic minimum distributions to such master limited partnership’s unitholders; it being acknowledged that the Borrower may make borrowings under this Agreement to fund any permitted distribution.

6.17 Nature of Business. The Borrower and its Subsidiaries shall not engage in any business other than such business that is substantially the same as conducted by the Borrower and its Subsidiaries as of the Closing Date and other businesses in the energy industry reasonably related thereto (including the gathering, fractionation, distillation, marketing, processing, purchase, sale, storage, trading, treatment, and transportation of natural gas, natural gas liquids, crude oil, and their products).

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower under or in connection with this Agreement, the Credit Extension on the Closing Date, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be incorrect or untrue in any material respect when made or deemed made.

7.2 Nonpayment of (i) principal of any Loan when due, (ii) interest upon any Loan or of any fee under any of the Loan Documents within five (5) Business Days after the same becomes due or (iii) any other obligation or liability under this Agreement or any other Loan Document within thirty (30) days after the same becomes due.

7.3 (a) The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3 (provided that such Default shall be deemed automatically cured or waived upon the delivery of such notice or the cure or waiver of the related Unmatured Default or Default, as applicable), 6.4 (with respect to the Borrower’s or any Material Subsidiary’s existence), 6.10, 6.11, 6.12, 6.13 or 6.14, (b) the breach by the Borrower of any of the terms or provisions of Section 6.1.1, 6.1.2, 6.1.3, or 6.1.8 which is not remedied within five (5) Business Days after written notice thereof is given by the Agent or a Lender to the Borrower or (c) the breach by the Borrower of any of the terms or provisions of Section 6.16 or 6.17 which is not remedied within five (5) Business Days after the earlier of (i) written notice is given to the Borrower by the Agent or a Lender and (ii) the date an Authorized Officer becomes aware of such Default.

7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice thereof is given by the Agent or a Lender to the Borrower.

7.5 (a) Failure of the Borrower or any Material Subsidiary to pay when due (after any applicable grace period) any Material Indebtedness; (b) the Borrower or any Material Subsidiary shall default (after the expiration of any applicable grace period) in the observance or performance of any covenant or agreement relating to any Material Indebtedness and as a result thereof such Material Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that the foregoing shall not apply to any mandatory prepayment or optional redemption of any Indebtedness which would be required to be repaid in connection with the consummation of a transaction by the Borrower or any such Subsidiary not prohibited pursuant to this Agreement; or (c) the Borrower or any of its Material Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (v) take any formal corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest within the applicable time period any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.8 A judgment or other court order for the payment of money in excess of $65,000,000 (net of any amounts paid or covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue without being vacated, discharged, satisfied or stayed or bonded pending appeal for a period of forty-five (45) days.

7.9 The Unfunded Liabilities of all Single Employer Plans could in the aggregate reasonably be expected to result in a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan that could reasonably be expected to have a Material Adverse Effect.

7.10 Any Change in Control shall occur.

7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $65,000,000.

7.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $65,000,000.

7.13 Any material portion of this Agreement or any Note shall fail to remain in full force or effect or any action shall be taken by the Borrower to assert the invalidity or unenforceability of any such Loan Document.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration/Remedies.

8.1.1 (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Agent, upon the request of the Required Lenders, shall, or with the consent of the Required Lenders, may terminate or suspend the obligations of the Lenders to make Loans hereunder or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(ii) If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.1.2 In the event that the Obligations have been accelerated pursuant to Section 8.1.1, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

FIRST, to the payment of all reasonable out of pocket costs and expenses (including reasonable attorneys’ fees) of the Agent and the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents, pro rata as set forth below;

SECOND, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

THIRD, to the payment of the outstanding principal amount of the Loans, pro rata, as set forth below;

FOURTH, to all other obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” through “THIRD” above; and

FIFTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) subject to Section 2.24.1(ii), each of the Lenders shall receive an amount equal to its Pro Rata Share of amounts available to be applied.

8.2 Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Lenders affected thereby:

8.2.1 Except as specifically provided in this Agreement, extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (other than a waiver or rescission of the application of the default rate of interest pursuant to Section 2.11 or an acceleration pursuant to Section 8.1).

8.2.2 Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definition of “Pro Rata Share”.

8.2.3 Except as specifically provided in this Agreement, (i) extend the Termination Date, or (ii) increase the amount of the Commitment of any Lender hereunder, or (iii) permit the Borrower to assign its rights or obligations under this Agreement.

8.2.4 Amend this Section 8.2 or Section 7.2, 8.1.2 or 9.6 or Article XI.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.

8.3 Preservation of Rights. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Default. No course of dealing between the Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Default. No waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations (other than contingent indemnification obligations) have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extension on the Closing Date as herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6 and 9.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable fees and time charges of attorneys and paralegals for the Agent, which attorneys may be employees of the Agent and reasonable expenses of and fees for other advisors and professionals engaged by the Agent or the Arranger) paid or incurred by the Agent or the Arranger in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification and administration of the Loan Documents; provided that the Borrower shall not be required to pay for more than one (1) counsel for the Agent and the Arranger absent an actual or perceived conflict of interest with the Agent. The Borrower also agrees to reimburse the Agent, the Co-Syndication Agents, the Documentation Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges and expenses of attorneys and paralegals for the Agent, the Co-Syndication Agents, the Documentation Agent, the Co-Syndication Agents, the Documentation Agent, the Arranger and the Lenders, which attorneys and paralegals may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Co-Syndication Agents, the Documentation Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii)	The Borrower hereby further agrees to indemnify the Agent, the Co-Syndication Agents, the Documentation Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not such Indemnitee is a party thereto, and all reasonable attorneys’ and paralegals’ fees, reasonable time charges and reasonable expenses of attorneys and paralegals of such Indemnitee, which attorneys and paralegals may or may not be employees of such Indemnitee) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of the Credit Extension hereunder except to the extent such losses, claims, damages, penalties, judgments, liabilities or expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) result from a claim not involving an act or omission by the Borrower or any of its Affiliates or its Affiliates’ officers, directors, employees or equityholders (other than subject to clause (1) of this proviso) that is brought by an Indemnitee against any other Indemnitee (other than any action, suit or claim against the Agent and/or the Arranger in their capacities as such). The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement. In no event shall this clause (ii) operate to expand the obligations of the Borrower under the first sentence of clause (i) above to require the Borrower to reimburse or indemnify the Lenders, the Co-Syndication Agents or the Documentation Agent for any amounts of the type described therein.

9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders, to the extent that the Agent deems necessary.

9.8 Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles.

9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability; Waiver of Consequential Damages. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor the Arranger or Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor the Arranger or Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent nor the Arranger or Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless such losses resulted from the gross negligence, willful misconduct or bad faith of the party from which recovery is sought. Each party hereto agrees that no other party hereto shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such Person in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided that this waiver shall in no way limit the Borrower’s indemnification obligations in Section 9.6(ii) to the extent of any third-party claim for any of the foregoing.

9.11 Confidentiality. Each of the Agent and the Lenders agrees that any Information (as defined below) delivered or made available to it shall (i) be kept confidential, (ii) be used solely in connection with evaluating, approving, structuring, administering or enforcing the credit facility contemplated hereby and (iii) not be provided to any other Person; provided that nothing in clauses (i) and (iii) above shall prevent the Agent or any Lender from disclosing such information (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives in connection herewith (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, its Affiliates or any of the foregoing’s, employees, officers, equityholders, directors, attorneys, partners or agents and which is not known to be subject to a duty of confidentiality to the Borrower or its Affiliates (unless and until such Person is made aware of the confidential nature of such information, if any) or (j) to governmental regulatory authorities in connection with any regulatory examination of the Agent or any Lender or in accordance with the Agent’s or any Lender’s regulatory compliance policy if the Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Agent or such Lender or any of its subsidiaries or affiliates; provided that in the case of any disclosure made pursuant to clause (b), (c) or (j), the disclosing party shall (to the extent practicable and to the extent legally permitted to do so) notify the Borrower thereof sufficiently in advance thereof to permit the Borrower to contest the need for such disclosure. For purposes of this Section, “Information” means all information received from the Borrower (including, for all purposes of this definition, any of its Affiliates or any of their respective officers, directors, employees, equityholders, partners or agents) relating to the Borrower or any Affiliate thereof or any of their respective businesses, assets, properties, operations, products, results or condition (financial or otherwise) other than (i) any such information that is received by the Agent or any Lender from a source other than the Borrower and which is not known to be subject to a duty of confidentiality to the Borrower or its Affiliates (unless and until such Person is made aware of the confidential nature of such information, if any), (ii) information that is publicly available other than as a result of the breach of a duty of confidentiality by such Person or its Related Parties or by another Person known by any of the foregoing to be subject to such a duty of confidentiality, (iii) information already known to or, other than information described in clause (i) above, in the possession of the Agent or any Lender prior to its disclosure by the Borrower, or (iv) information that is independently developed, discovered or arrived at by the Agent or any Lender. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.12 Lenders Not Utilizing Plan Assets. Each Lender represents and warrants that none of the consideration used by such Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extension provided for herein.

9.14 Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.15 USA Patriot Act. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.16 Excluded Subsidiaries. The Borrower shall have the right, at any time with prior written notice to the Agent, to (i) designate any Subsidiary as an Excluded Subsidiary in accordance with the requirements of such definition or (ii) remove any Subsidiary from being an Excluded Subsidiary; provided that with respect to any Subsidiary, after the second designation of such Subsidiary as a Non-Excluded Subsidiary from an Excluded Subsidiary, such Subsidiary may not be re-designated as an Excluded Subsidiary at a later date.

ARTICLE X

THE AGENT

10.1 Appointment and Authority. Each of the Lenders hereby irrevocably designates and appoints JPMCB to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

10.3.1 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

10.3.2 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law; and

10.3.3 shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) as to any Lender, with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.4 Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution)

reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents selected and appointed by the Agent with reasonable care. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility evidenced hereby as well as activities as Agent.

10.6 Resignation of Agent.

The Agent may at any time give not less than 45 days’ prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and so long as no Default shall have occurred and be continuing, subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed, to appoint a successor from among the Lenders, which shall be a bank with an office in the United States having capital and retained earnings of at least $100,000,000, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those (if any) payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.6, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.7 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, the Documentation Agent or the Arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

10.9 [Intentionally Omitted].

10.10 Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent, the Co-Syndication Agents and the Documentation Agent ratably in proportion to the Lenders’ Pro Rata Shares of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Outstanding Credit Exposure) for any amounts not reimbursed by the Borrower (i) for which the Agent, any Co-Syndication Agent or the Documentation Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent, any Co-Syndication Agent or the Documentation Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Agent or any Co-Syndication Agent in connection with any dispute between the Agent or any Co-Syndication Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent, any Co-Syndication Agent or the Documentation Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Agent, any Co-Syndication Agent or the Documentation Agent in connection with any dispute between the Agent, any Co-Syndication Agent, the Documentation Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification and (ii) any indemnification required pursuant to Section 3.4 shall, notwithstanding the provisions of this Section 10.10, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.10 shall survive payment of the Obligations and termination of this Agreement.

10.11 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Lenders hereby agree that the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise for and on behalf of the Lenders:

10.11.1 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Section 9.6) allowed in such judicial proceeding; and

10.11.2 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 9.6.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under Applicable Law, from and after the date that the Obligations have been accelerated pursuant to Section 8.1.1 (and for so long as such acceleration has not been rescinded by the Required Lenders), any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat each Lender which made the Credit Extension hereunder or which holds any Note as the owner thereof for all purposes hereof unless and until such Lender complies with Section 12.3; provided that the Agent may in its discretion (but shall not be required to) follow instructions from the Lender which made the Credit Extension hereunder or which holds any Note to direct payments relating to such Credit Extension or Note to another Person. Any assignee of the rights to the Credit Extension or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Lender, who at the time of making such request or giving such authority or consent is the owner of the rights to the Credit Extension (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Credit Extension.

12.2 Participations.

12.2.1 Permitted Participants; Effect. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or, unless a Default has occurred and is continuing, (x) any competitor of the Borrower or any of its Subsidiaries or (y) any other company engaged in the business of selling or distributing energy products) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents, if any, shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents and all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interest and (iv) the Borrower, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.10 with respect to any payments made by such Lender to its Participant(s).

12.2.2 Voting Rights. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement other than any amendment, modification or waiver with respect to the Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2.

12.2.3 Benefit of Certain Provisions. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5.7 (it being understood that the documentation required under Section 3.5.7 shall be delivered to the participating Lender who shall deliver such documentation to the Borrower and the Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that such Participant (A) agrees to be subject to the provisions of Section 3.7 as if it were an assignee under Section 12.3; and (B) shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use commercially reasonable efforts to require such Participant comply with the provisions of Sections 2.19 and 3.7 as if it were a Lender and to cooperate with the Borrower in enforcing such provisions against such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.2 as though it were a Lender.

12.2.4 Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

12.3 Assignments.

12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to an Eligible Assignee which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment. Each partial assignment made by a Lender shall be made as an assignment of a proportionate part of all of such Lender’s rights and obligations under this Agreement with respect to the Loans and Commitments assigned.

12.3.2 Consents. The consent of the Agent shall be required prior to an assignment becoming effective; provided that the consent of the Agent shall not be required for any assignment to a Person that is a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender. The consent of the Borrower shall be required prior to an assignment becoming effective unless (i) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) a Default has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within fifteen (15) days after having received notice thereof. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3 Effect; Effective Date. Upon (i) delivery to the Agent of an assignment pursuant to Section 12.3.1, together with any consents required by Section 12.3.2, (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent) and (iii) the documents required by Section 3.5, such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that no assignment by a Defaulting Lender will constitute or effect a waiver or release of any claim of any party arising from such Lender being a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the Notes (if any) held by the transferor Lender, new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments (or if the Aggregate Commitment has been terminated, their respective Outstanding Credit Exposure), as adjusted pursuant to such assignment.

12.3.4 Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and the Borrower hereby designates the Agent to act in such capacity), shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.3.5 No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) unless a Default has occurred and is continuing, (x) any competitor of the Borrower or any of its Subsidiaries or (y) any other company engaged in the business of selling or distributing energy products; provided that this clause (y) shall not apply to any financial institution solely as a result of such Person trading in commodity products.

12.3.6 No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

12.3.7 Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11.

12.5 Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE XIII

NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.14, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Lenders or the Agent, at its address or facsimile number set forth on the signature pages hereof or, (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that, subject to Section 2.14, notices to the Agent under Article II shall not be effective until received.

13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15.2 CONSENT TO JURISDICTION. THE BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN

INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

BORROWER:	ENOGEX LLC

By:	/s/ E. Keith Mitchell
	Name:	E. Keith Mitchell
	Title:	President

Address:
321 N. Harvey
Oklahoma City, OK 73101

Attention:	Max J. Myers
Phone:	(405) 553-3041
Facsimile:	(405) 553-3743

Signature Page to

Term Loan Agreement

Enogex LLC

AGENT AND THE LENDERS:    JPMORGAN CHASE BANK, N.A., as Agent and as a Lender

By:	/s/ Nancy R. Barwig
	Name:	Nancy R. Barwig
	Title:	Credit Executive

Address:
10 South Dearborn, Floor 09
Chicago, IL, 60603-2300

Attention:	Michael K. Murphy
Phone:	(312) 732-1743
Facsimile:	(312) 732-1742

Signature Page to

Term Loan Agreement

Enogex LLC

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Megan Figueroa
	Name:	Megan Figueroa
	Title:	Assistant Vice President

Address:
301 S. College St., 15th Floor
MAC D1053-150
Charlotte, NC 28202

Attention:	Power and Utilities Group
Phone:	(704) 374-4062
Facsimile:	(704) 715-1486

Signature Page to

Term Loan Agreement

Enogex LLC

UNION BANK, N.A., as a Co-Syndication Agent and as a Lender

By:	/s/ Michael Agrimis
	Name:	Michael Agrimis
	Title:	Vice President

Address:
445 South Figueroa Street, 15th Floor
Los Angeles, CA 90071

Attention:	Michael Agrimis
Phone:	(213) 236-5784
Facsimile:	(213) 236-4096

Signature Page to

Term Loan Agreement

Enogex LLC

U.S. BANK NATIONAL ASSOCIATION, as a Co-Syndication Agent and as a Lender

By:	/s/ John M. Eyerman
	Name:	John M. Eyerman
	Title:	Vice President

Address:

209 S. LaSalle, 4th Floor

Chicago, IL 60604

Attention:	John M. Eyerman
Phone:	312-325-2032
Facsimile:	312-325-2001

Signature Page to

Term Loan Agreement

Enogex LLC

COMMITMENT SCHEDULE

LENDER	COMMITMENT
JPMorgan Chase Bank, N.A.	$70,000,000

Wells Fargo Bank, National Association	$60,000,000

Union Bank, N.A.	$60,000,000

U.S. Bank National Association	$60,000,000

AGGREGATE COMMITMENT	$250,000,000.00

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurodollar Rate	1.25%	1.375%	1.50%	1.75%	2.00%
Floating Rate	0.25%	0.375%	0.50%	0.75%	1.00%

“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Level I Status” exists at any date if, on such date, the Borrower has or is deemed pursuant to the last paragraph of this Pricing Schedule to have at least two of the following ratings: a Moody’s Rating of Baa1 or better, a Fitch Rating of BBB+ or better or a S&P Rating of BBB+ or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower has or is deemed pursuant to the last paragraph of this Pricing Schedule to have at least two of the following ratings: a Moody’s Rating of Baa2 or better, a Fitch Rating of BBB or better or a S&P Rating of BBB or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower has or is deemed pursuant to the last paragraph of this Pricing Schedule to have at least two of the following ratings: a Moody’s Rating of Baa3 or better, a Fitch Rating of BBB- or better or a S&P Rating of BBB- or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower has or is deemed pursuant to the last paragraph of this Pricing Schedule to have at least two of the following ratings: a Moody’s Rating of Ba1 or better, a Fitch Rating of BB+ or better or a S&P Rating of BB+ or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s Rating, Fitch Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. The Borrower shall at all times maintain a rating from at least two of Moody’s, Fitch and S&P. If at any time the Borrower does not have a rating from at least two of Moody’s, Fitch and S&P, Level V Status shall exist.

Notwithstanding the foregoing, if the Borrower is split-rated and (i) two ratings are equal and higher than the third, the higher rating will apply, (ii) two ratings are equal and lower than the third, the lower rating will apply, (iii) no ratings are equal, the intermediate rating will apply. In the event that the Borrower shall maintain ratings from only two of Moody’s, Fitch and S&P and the Borrower is split-rated and (x) the ratings differential is one level, the higher rating will apply (and both ratings will be deemed to be at the higher level) and (y) the ratings differential is two levels or more, then the rating which is one level lower than the higher rating will apply (and both ratings will be deemed to be at the higher level).

SCHEDULE 1

SUBSIDIARIES

(See Section 5.8)

Name of Subsidiary	Jurisdiction of Organization	Percentage of Ownership	Owner	Material Subsidiary	Excluded Subsidiary
Enogex Gathering & Processing LLC	Oklahoma	100%	Borrower	Yes	No
Enogex Energy Resources LLC (formerly known as OGE Energy Resources LLC)	Oklahoma	100%	Borrower	Yes	No
Enogex Gas Gathering LLC	Oklahoma	100%	Enogex Gathering & Processing LLC	Yes	No
Enogex Products LLC	Oklahoma	100%	Enogex Gathering & Processing LLC	Yes	No
Enogex Atoka LLC	Oklahoma	100%	Enogex Gathering & Processing LLC	No	No
Roger Mills Gas Gathering, LLC	Oklahoma	100%	Enogex Gathering & Processing LLC	No	No

SCHEDULE 2

INDEBTEDNESS

(See Section 6.11)

None.

SCHEDULE 3

MATERIAL ADVERSE CHANGE

(See Section 5.5)

None.

SCHEDULE 4

LITIGATION

(See Section 5.7)

None.

SECTION 5

LIENS

(See Section 6.12.19)

None.

SCHEDULE 6

AFFILIATE TRANSACTIONS

(See Section 6.13)

None.

EXHIBIT A

COMPLIANCE CERTIFICATE

To:     The Lenders parties to the

          Term Loan Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Term Loan Agreement dated as of August 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among ENOGEX LLC (the “Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED, THE             OF THE BORROWER, HEREBY CERTIFIES IN [HIS][HER] CAPACITY AS SUCH THAT:

1. I am the duly elected             of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement.

5. [Schedule II attached hereto sets forth a revised Schedule 1 to the Agreement][To be attached to the annual statements if a new Subsidiary has been formed or acquired or if there has been any change in the status of Material Subsidiaries]

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this             day of             , 201    .

Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of             ,             with

Provisions of Section 6.14 of

the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Subsidiary Information

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “ Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility identified below, and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	Assignor [is] [is not] a Defaulting Lender
2. Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]][1]

3. Borrower:	Enogex LLC

4. Agent:	JPMorgan Chase Bank, N.A., as the agent under the Term Loan Agreement.

5. Term Loan Agreement:	The Term Loan Agreement dated as of August 2, 2012 by and among Borrower, the Lenders party thereto, Agent and the other agents party thereto

6. Assigned Interest:

[1]	Select as applicable.

1

Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
$	$		%

7.	Trade
Date[3]:

Effective Date:             , 201            [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

*	Amounts to be adjusted by the counterparties take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:

Name: Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:

Name: Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Agent
By:

Name: Title:

[Consented to:

ENOGEX LLC
By:

Name: Title:][4]

[4]	To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it is an Eligible Assignee (subject to such consents, if any, as may be required under Section 12.3.2 of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interest in and under the Loan Documents will not be “plan assets” under ERISA, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 6.1.1 and 6.1.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest and other amounts) to the [Assignor] 5 for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

[5]

If assignment is being made pursuant to Section 2.19 of the Term Loan Agreement and the Borrower has made the payments required by such Section, the Assignor’s portion of payments in respect of the Assigned Interest Shall be payable to the Borrower.

1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT C

NOTE

[Date]

ENOGEX LLC, a Delaware limited liability company (the “Borrower”), promises to pay to                      (the “Lender”) on the Termination Date             DOLLARS ($            ) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, N.A., as Agent, together with accrued but unpaid interest thereon. The Borrower shall pay interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Term Loan Agreement dated as of August 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

Any assignment of this Note, or any rights or interest herein, may only be made in accordance with the terms and conditions of the Agreement. This Note is a registered Note and, as provided in the Agreement, the Borrower, the Agent and the Lenders may treat the person whose name is recorded in the Register as the owner hereof for all purposes, notwithstanding notice to the contrary. The entries in the Register shall be conclusive, absent manifest error.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ENOGEX LLC

By:
Name:
Title:

1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF ENOGEX LLC,

DATED     , 201

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

2

EXHIBIT D

[INTENTIONALLY OMITTED]

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of August 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Enogex LLC, a Delaware limited liability company (the “Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as agent (the “Agent”).

Pursuant to the provisions of Section 3.5 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans (as well as any Note evidencing such Loans) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 201

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of August 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Enogex LLC, a Delaware limited liability company (the “Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as agent (the “Agent”).

Pursuant to the provisions of Section 3.5 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 201

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of August 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Enogex LLC, a Delaware limited liability company (the “Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as agent (the “Agent”).

Pursuant to the provisions of Section 3.5 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 201

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of August 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Enogex LLC, a Delaware limited liability company (the “Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as agent (the “Agent”).

Pursuant to the provisions of Section 3.5 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loans (as well as any Note evidencing such Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loans (as well as any Note evidencing such Loans), (iii) with respect to the extension of credit pursuant to the Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 201